UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES AND EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): May 18, 2009

TALON INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-13669 (Commission File Number)	95-4654481 (I.R.S. Employer Identification No.)

21900 Burbank Blvd., Suite 270 Woodland Hills, California (Address of Principal Executive Offices)	91367 (Zip Code)

(818) 444-4100
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory  Arrangements of Certain Officers.

    Appointment of New Principal Accounting Officer

        As of May 18, 2009, James E. Reeder has been appointed as Vice President, Corporate Controller and as our principal accounting officer. A copy of the press release announcing Mr. Reeder’s appointment is attached hereto as Exhibit 99.1.

        James E. Reeder (age 51) brings an extensive background in all areas of financial management to Talon International, Inc. together with significant experience within several technology-based manufacturing organizations. Prior to joining us, from January 2007 to September 2008 Mr. Reeder served as Chief Financial Officer at Sheffield Manufacturing, an aerospace parts manufacturer and at Data Exchange Corporation, an international provider of supply chain solutions. From January 2002 to October 2006 Mr. Reeder was Vice President Finance for Special Devices, Inc., a manufacturer of automotive safety devices and was previously Chief Financial Officer for Power Lift Corporation, a distributor of Caterpillar materials and equipment. Mr. Reeder also served in various senior financial roles at Avery Dennison Corporation for approximately 14 years. Mr. Reeder has an MBA in Finance and Strategic Planning from the University of California at Berkeley and a B.S., Economics Summa Cum Laude from California State Polytechnic University, Pomona.

        There are no understandings or arrangements between Mr. Reeder and any other person pursuant to which Mr. Reeder was selected as an officer of the company. Mr. Reeder does not have any family relationship with any director, executive officer or person nominated or chosen by our Board of Directors to become a director or executive officer. Mr. Reeder did not have any material interest, direct or indirect, in any material transaction to which we were a party since January 1, 2008, or which is presently proposed.

Item 9.01.             Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibit is filed herewith.

Exhibit Number	Description
99.1	Press Release dated May 18, 2009 issued by Talon International, Inc.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TALON INTERNATIONAL, INC.
Date: May 20, 2009	By: /s/ Lonnie D. Schnell Lonnie D. Schnell, Chief Executive Officer